NewsRelease		(Williams Logo)
NYSE: WMB
Date:	July 10, 2007

Williams Receives Favorable Judgment in Securities Litigation

TULSA, Okla. – Williams (NYSE:WMB) today announced that a U.S. District Court entered summary judgment in the company’s favor in the class-action shareholder litigation filed against the company and others on behalf of purchasers of Williams Communications Group securities between July 24, 2000, and April 22, 2002.

The U.S. District Court for the Northern District of Oklahoma on July 6 granted motions for summary judgment in favor of all defendants, including the company.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332
Richard George
Williams (investor relations)
(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.